Exhibit 99.4

LOAN AGREEMENT

BY AND BETWEEN

RIDGESTONE BANK

AND

JOHNSON OUTDOORS GEAR LLC

DATED AS OF SEPTEMBER 29, 2009

[LOAN NUMBER 15612]

Page

ARTICLE I
THE LOAN
1.1	Term Loan	1
1.2	Interest	1
1.3	Fees	1
1.4	Payments	1
1.5	Use of Proceeds	2
1.6	Prepayment	2
1.7	Recordkeeping	2
1.8	Increased Costs	2
ARTICLE II
CONDITIONS
2.1	General Conditions	3
2.2	Deliveries at Closing	3
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1	Organization and Qualification	5
3.2	Financial Statements	6
3.3	Authorization; Enforceability	6
3.4	Organization and Ownership of Subsidiaries	6
3.5	Compliance with Laws, Other Instruments, Etc	7
3.6	Governmental Authorizations, Etc	7
3.7	Litigation; Observance of Agreements, Statutes and Orders	7
3.8	Taxes	7
3.9	Title to Property; Leases	8
3.10	Licenses, Permits, Etc	8
3.11	Compliance with ERISA	8
3.12	Fiscal Year	8
3.13	Indebtedness; No Default	8
3.14	Compliance With Laws	8
3.15	Dump Sites	9
3.16	Tanks	9
3.17	Other Environmental Conditions	9
3.18	Environmental Judgments, Decrees and Orders	9
3.19	Environmental Permits and Licenses	9
3.20	Accuracy of Information	9
3.21	Offering of Term Note	9
3.22	Use of Proceeds; Margin Stock	9
3.23	Subsidiaries	10
3.24	Solvency	10

i

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Page

ARTICLE IV
NEGATIVE COVENANTS
4.1	Liens	10
4.2	Indebtedness	10
4.3	Consolidation or Merger or Recapitalization	10
4.4	Disposition of Assets	11
4.5	Sale and Leaseback	11
4.6	Restricted Payments	11
4.7	Transactions with Affiliates	11
4.8	Loans and Advances	11
4.9	Guarantees	11
4.10	Subsidiaries	11
4.11	Capital Expenditures	11
4.12	Notes or Debt Securities Containing Equity Features	12
4.13	Nature of Business	12
4.14	Other Agreements	12
4.15	Sales of Subsidiaries	12
4.16	Modification of Organizational Documents	12
4.17	Compensation	12

ARTICLE V
AFFIRMATIVE COVENANTS
5.1	Payment	13
5.2	Existence; Property	13
5.3	Licenses	13
5.4	Reporting Requirements	13
5.5	Taxes	14
5.6	Inspection of Property and Records	14
5.7	Compliance with Laws	14
5.8	Compliance with Agreements	15
5.9	Notices	15
5.10	Environmental Assessment	16
5.11	Insurance	16
5.12	Financial Covenants	17
5.13	Borrower’s Certification	18
5.14	Maintenance of Accounts; Tax Escrow Account	18

ii

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ARTICLE VI
REMEDIES
6.1	Acceleration	18
6.2	Ridgestone’s Right to Cure Default	18
6.3	Remedies Not Exclusive	18
6.4	Setoff	19
ARTICLE VII
DEFINITIONS
7.1	Definitions	19
7.2	Interpretation	30
ARTICLE VIII
MISCELLANEOUS
8.1	Expenses and Attorneys’ Fees	30
8.2	Assignability; Successors	30
8.3	Survival	30
8.4	Governing Law	30
8.5	Counterparts; Headings	31
8.6	Entire Agreement	31
8.7	Notices	31
8.8	Amendment	32
8.9	Taxes	32
8.10	Severability	32
8.11	Indemnification	32
8.12	Participation	33
8.13	Inconsistent Provisions	33
8.14	WAIVER OF RIGHT TO JURY TRIAL	33
8.15	TIME OF ESSENCE	33
8.16	SUBMISSION TO JURISDICTION; SERVICE OF PROCESS	33
8.17	USA Patriot Act	34
8.18	Joint and Several Obligations	34

iii

Loan Number 15612

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 29th day of September, 2009, by and among RIDGESTONE BANK, a Wisconsin banking corporation (“Ridgestone”), and JOHNSON OUTDOORS GEAR LLC, a Delaware limited liability company (the “Borrower”).

IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I
THE LOAN

1.1 Term Loan.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, Ridgestone agrees to make the Term Loan to the Borrower in the original principal amount of Two Million Nine Hundred Sixty Thousand Dollars ($2,960,000).  The Term Loan shall be evidenced by the Term Note and shall mature on the Term Loan Termination Date.

1.2 Interest.  The unpaid principal of the Term Loan shall bear interest at the rate or rates set forth in the Term Note.  All interest, fees and other amounts due under this Agreement and the Term Note shall be computed for the actual number of days elapsed on the basis of a 365-day year.

1.3 Fees.

(a) Closing Fee.  The Borrower agrees to pay to Ridgestone a closing fee in the amount of Fourteen Thousand Eight Hundred Dollars ($14,800), which shall be due and payable at the Closing.

(b) Loan Note Guarantee Fee.  The Borrower agrees to pay to the USDA on the Closing Date a guarantee fee for the Loan Note Guarantee in the amount of Twenty Three Thousand Six Hundred Eighty Dollars ($23,680) which, at the election of the Borrower, may be financed into the Term Loan.

1.4 Payments.

(a) Principal and Interest.  The Borrower shall make payments of principal and interest in accordance with the terms and conditions of the Term Note.  Subject to adjustments for changes to the Prime Rate as provided for in this Agreement and in the Term Note, monthly payments of principal and interest are set forth on the amortization schedule attached as Exhibit A hereto and to the Term Note.  The entire balance of principal and interest outstanding under this Note shall be due and payable in full on Term Loan Termination Date.

(b) Payment Delivery.  All payments of principal and interest on account of the Term Note and all other payments made pursuant to this Agreement shall be delivered to Ridgestone in immediately available funds by 12:00 P.M., Milwaukee, Wisconsin time, on the date when due, and if received after such time on any day shall be deemed to have been made on the next Business Day.  Payments of the Term Loan may be made by Ridgestone via electronic transfers from the Borrower’s operating accounts or any other accounts maintained at Ridgestone.

(c) No Set-Offs.  All payments owed by the Borrower to Ridgestone under this Agreement and the Term Note shall be made without any counterclaim and free and clear of any restrictions or conditions and free and clear of, and without deduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed on the Borrower by any governmental authority.  If the Borrower is compelled by Law to make any such deductions or withholdings it will pay such additional amounts as may be necessary in order that the net amount received by Ridgestone after such deductions or withholding shall equal the amount Ridgestone would have received had no such deductions or withholding been required to be made, and it will provide Ridgestone with evidence satisfactory to Ridgestone that it has paid such deductions or withholdings.

Loan Number 15612

1.5 Use of Proceeds.  The proceeds of the Term Loan shall be used for (a) the repayment of existing debt of the Guarantor to JPMorgan Chase Bank, N.A., pursuant to loans made under that certain Amended and Restated Credit Agreement (Revolving) dated as of January 2, 2009, and the promissory notes executed and delivered pursuant thereto, and (b) closing costs of approximately Twenty Three Thousand Eight Hundred Forty Dollars ($23,840) incurred by the Borrower in connection with the transaction contemplated in this Agreement.

1.6 Prepayment.  The Borrower may, from time to time, prepay the principal outstanding on the Term Loan subject to and in accordance with the terms and conditions of the Term Note.

1.7 Recordkeeping.  Ridgestone shall record in its records the date and amount of the Term Loan and each repayment of the Term Loan.  The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Term Note.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower under this Agreement or under the Term Note to repay the principal amount of the Term Loan together with all interest accruing thereon.

1.8 Increased Costs.  If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any Law, or compliance by Ridgestone with any Law:

(a) shall subject Ridgestone to any tax, duty or other charge with respect to the Term Loan or the Term Note, or shall change the basis of taxation of payments to Ridgestone of the principal of or interest on the Term Loan or any other amounts due under this Agreement in respect of the Term Loan; or

(b) shall affect the amount of capital required or expected to be maintained by Ridgestone or any corporation controlling Ridgestone; or

(c) shall impose on Ridgestone any other condition affecting the Term Loan or the Term Note;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) Ridgestone of making or maintaining the Term Loan, or to reduce the amount of any sum received or receivable by Ridgestone under this Agreement or under the Term Note with respect thereto, then within thirty (30) days after demand by Ridgestone (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay to Ridgestone such additional amount or amounts as will compensate Ridgestone for such increased cost or such reduction.  Determinations by Ridgestone for purposes of this Section of the effect of any change in Law on its costs of making or maintaining the Term Loan, or sums receivable by it in respect of the Term Loan, and of the additional amounts required to compensate Ridgestone in respect thereof, shall be conclusive, absent manifest error.

Loan Number 15612

ARTICLE II
CONDITIONS

2.1 General Conditions.  The obligation of Ridgestone to make the Term Loan is subject to the satisfaction, on the date hereof of the following conditions:

(a) the representations and warranties of the Borrower contained in this Agreement shall be true and accurate in all material respects on and as of such date;

(b) there shall not exist on such date any Default or Event of Default;

(c) the making of the Term Loan shall not be prohibited by any applicable Law and shall not subject Ridgestone to any penalty under or pursuant to any applicable Law; and

(d) all proceedings to be taken in connection with the Term Loan and all documents incident thereto shall be reasonably satisfactory in form and substance to Ridgestone and its counsel.

2.2 Deliveries at Closing.  The obligation of Ridgestone to make the Term Loan is further subject to the satisfaction on or before the Closing Date of each of the following express conditions precedent:

(a) Ridgestone shall have received each of the following (each to be properly executed, dated and completed), in form and substance satisfactory to Ridgestone and Borrower (or Guarantor, as applicable):

(i) this Agreement;

(ii) the Term Note;

(iii) the Mortgage;

(iv) the Security Agreements;

(v) the Environmental Indemnity Agreement;

(vi) the Guarantee Agreement;

(vii) the USDA Guarantee;

(viii) the Intercreditor Agreement;

(ix) the Acknowledgement;

(x) the Financing Statement;

(xi) a certificate of an officer of Borrower dated as of the Closing Date, in a form satisfactory to Ridgestone, as to: (A) the incumbency and signature of the officers of Borrower who have signed or will sign this Agreement, the Term Note and any other Loan Document; (B) the adoption and continued effect of resolutions in a form reasonably satisfactory to Ridgestone authorizing the execution, delivery and performance of this Agreement, the Term Note and the other Loan Documents, together with copies of those resolutions; and (C) the accuracy and completeness of copies of the of the Certificate of Formation and Operating Agreement of the Borrower, as amended to date;

Loan Number 15612

(xii) a certificate of an officer for the Guarantor dated as of the Closing Date, in a form satisfactory to Ridgestone, as to: (A) the incumbency and signature of the officer of the Guarantor who has signed or will sign the Guaranty Agreement, the USDA Guarantee and any other Loan Document; (B) the adoption and continued effect of resolutions of the directors of the Guarantor authorizing the execution, delivery and performance of the Guarantee Agreement, the USDA Guarantee and the other Loan Documents executed by the Guarantor, together with copies of those resolutions; and (C) the accuracy and completeness of copies of the Articles of Incorporation and Bylaws of the Guarantor, as amended to date;

(xiii) the Closing Date Balance Sheet showing the Borrower to have a tangible net worth of at least ten percent (10%) of the total, combined assets of the Borrower as of the Closing Date, and otherwise acceptable to Ridgestone in its discretion;

(b) Ridgestone shall have received a commitment of title insurance covering Ridgestone’s interest in the Property, together with such endorsements thereto as Ridgestone may reasonably require and as are generally available in the State in which the Property is located at a commercially reasonable cost, written by a title insurance company reasonably acceptable to Ridgestone, on a current ALTA form in the total face amount of the Term Loan, insuring to Ridgestone that: (i) the Guarantor owns marketable, fee simple title to the Property, subject only to the Permitted Liens; and (ii) Ridgestone holds a valid, first-lien mortgage on the Property pursuant to the Mortgage.  The Borrower shall pay for the title insurance commitment and the policy subsequently issued and all such endorsements thereto.

(c) Ridgestone shall have received an ALTA improvement survey or surveys for the Property, prepared within the past twelve (12) months by a surveyor licensed by the State in which the Property is located, which survey shall be prepared in form satisfactory to the title company for the issuance of a lender’s policy of title for the Property, as Ridgestone may require, with no exceptions for matters of survey, and shall meet the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys;

(d) Ridgestone shall have received a certificates of the New York Department of State and the Delaware Department of State as to the good standing and existence of the Borrower, dated as of a recent date;

(e) Ridgestone shall have received a certificate of the Wisconsin Department of Financial Institutions as to the good standing of the Guarantor, dated as of a recent date;

(f) Ridgestone shall have received searches of the appropriate public offices demonstrating that no Lien or other charge or encumbrance is of record affecting the Borrower, its Subsidiaries, or their respective properties, except those which are Permitted Liens;

(g) Ridgestone shall have received a certificate or certificates, as necessary, evidencing the insurance coverages required under this Agreement and the Collateral Documents;

Loan Number 15612

(h) Ridgestone shall have received a favorable opinion of Borrower’s counsel, in form and substance reasonably satisfactory to Ridgestone and its counsel;

(i) Ridgestone will have been satisfied, in its commercially reasonable discretion, with its due diligence investigations of the Borrower, the Guarantor and their Subsidiaries;

(j) Ridgestone shall have received the closing fee set forth in Section 1.3(a) and the USDA guarantee fee set forth in Section 1.3(b), and all reasonable fees and expenses of Ridgestone’s legal counsel (which fees and expenses are estimated not to exceed Eighteen Thousand Dollars ($18,000) shall have been paid or will be paid at Closing;

(k) Ridgestone shall have received payoff letters and/or lien releases, in form and substance satisfactory to Ridgestone, from the holders of all Indebtedness which is not Permitted Indebtedness and all holders of Liens which are not Permitted Liens;

(l) Ridgestone shall have received copies of all Material Agreements;

(m) Ridgestone shall have received and approved all appraisals requested by Ridgestone;

(n) USDA Rural Development will have approved the Term Loan and all Loan Documents required to be approved by the USDA;

(o) Ridgestone shall have received a completed FEMA Form 81-93, “Standard Flood Hazard Determination,” for the Property;

(p) the Borrower shall have established the Tax Escrow Account;

(q) Ridgestone shall have received an Automatic Transfer Authorization executed by the Borrower allowing Ridgestone to make payments toward the Term Loan via electronic transfers from the Borrower’s operating or other deposit account maintained at Ridgestone or at other financial institutions; and

(r) Ridgestone shall have received such other agreements, instruments, documents, certificates and opinions as Ridgestone or its counsel may reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to Ridgestone as follows:

3.1 Organization and Qualification.  The Borrower is a limited liability company duly and validly organized and existing under the laws of the state of Delaware, and has the company power and authority, and all necessary licenses, permits and franchises, to own its assets and properties and to carry on its business as now conducted or presently contemplated.  The Borrower is duly licensed or qualified to do business and is in good standing in all other jurisdictions in which failure to do so would have a Material Adverse Effect.   The Guarantor is a corporation duly organized and validly existing under the laws of the state of Wisconsin, and has the corporate power and authority, and all necessary licenses, permits and franchises, to own its assets and properties and to carry on its business as now conducted or presently contemplated.  The Guarantor is duly licensed or qualified to do business and is in good standing in all other jurisdictions in which failure to do so would have a Material Adverse Effect.

Loan Number 15612

3.2 Financial Statements.  All of the financial statements of Borrower, its Subsidiaries, and the Guarantor heretofore furnished to Ridgestone by such parties are accurate and complete in all material respects and fairly present the financial condition and the results of operations of the Borrower and its Subsidiaries for the periods covered thereby and as of the relevant dates thereof.  All such financial statements for the Borrower, its Subsidiaries and the Guarantor were prepared in accordance with GAAP.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower, its Subsidiaries or the Guarantor since the date of the latest of such financial statements.  As of the Closing Date, the Borrower has no knowledge of any material liabilities of any nature of the Borrower, its Subsidiaries or the Guarantor other than as disclosed in the financial statements heretofore furnished to Ridgestone, and as otherwise disclosed in writing to Ridgestone.

The Closing Date Balance Sheet attached hereto as Schedule 3.2 is complete and correct in all material respects and presents fairly in all material respects the financial condition of the Borrower and its Subsidiaries, on a consolidated basis, as of the Closing Date, based upon the balance sheet of the Borrower and its Subsidiaries prepared as of July 3, 2009.

3.3 Authorization; Enforceability.  The making, execution, delivery and performance of this Agreement, the Term Note and the Collateral Documents, and compliance with their respective terms, have been duly authorized by all necessary corporate, limited liability company or partnership action of the Borrower, its Subsidiaries, or the Guarantor, as the case may be.  This Agreement, the Term Note and the other Loan Documents are the valid and binding obligations of the Borrower and the Guarantor, as applicable, enforceable against the Borrower the Guarantor, as applicable, in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

3.4 Organization and Ownership of Subsidiaries. (a)  Schedule 3.4 contains complete and correct lists, as of the Closing Date, of:  (i) the Borrower’s and the Guarantor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its equity interests outstanding owned by the Borrower and each other Subsidiary or other Persons; and (ii) of the ownership of the Borrower and the Guarantor and the percentage of shares, units or interests of each class of its equity outstanding and the ownership interests of such shares, units or interests.

(b)           All of the outstanding shares, units or interests of equity of each such domestic Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien.

(c)           Each of the Borrower’s domestic Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in current status in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such domestic Subsidiary has the corporate, company or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Loan Number 15612

(d)           None of the Borrower’s or Guarantor’s domestic Subsidiaries is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the PNC Loan Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower to which it is a Subsidiary or any of the Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

3.5 Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance of the Borrower and the Guarantor, as applicable of this Agreement, the Term Note and the other Loan Documents will not:  (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Borrower, the Guarantor or any of their Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or bylaws, or any other agreement or instrument to which the Borrower, the Guarantor or any of their Subsidiaries is bound; (b) conflict with or result in a breach of any of the terms, conditions or provisions of any material order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to the Borrower, the Guarantor or any of their Subsidiaries; (c) violate any provision of any statute or other rule or regulation of any governmental authority applicable to the Borrower, the Guarantor or any of their Subsidiaries; or (d) violate the articles of incorporation, articles of organization, certificate of limited partnership, bylaws, partnership agreement or operating agreement, or other documents of formation, of the Borrower, the Guarantor or any of their Subsidiaries.

3.6 Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by the Borrower or the Guarantor of this Agreement, the Term Note or any other Loan Document except those consents, approvals, authorizations, registrations and filings which have already been made or obtained and filings necessary to perfect the Liens under the Collateral Documents.

3.7 Litigation; Observance of Agreements, Statutes and Orders.  Except as set forth on Schedule 3.7:

(a)  Neither the Borrower, the Guarantor nor any of their domestic Subsidiaries is a party to, and so far as is known to the Borrower there is no credible threat of, any litigation or administrative proceeding which would, if adversely determined, cause any Material Adverse Effect; and

(b)  Neither the Borrower, the Guarantor nor any of their domestic Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or governmental authority or is in violation of any applicable Law (including without limitation Environmental Laws) of any governmental authority, which in the event of any of the foregoing defaults or violations, individually or in the aggregate, would have a Material Adverse Effect.

3.8 Taxes.  The Borrower, the Guarantor and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower, the Guarantor or any of their Subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP or other accounting principles applicable to the Guarantor’s Subsidiaries in foreign jurisdictions.

Loan Number 15612

3.9 Title to Property; Leases.  The Guarantor has marketable title to the Property subject to the Permitted Liens.  To the Borrower’s knowledge, there are no Liens on the Property other than Permitted Liens.  All leases to which the Borrower or their domestic Subsidiaries is a party are valid and subsisting and are in full force and effect.  All leases relating to the Property are set forth on Schedule 3.9 hereto.  A copy of each lease set forth on Schedule 3.9 hereto has been provided to Ridgestone and, to Borrower’s knowledge, the Guarantor is not in default under any provision contained in any such lease which has not been cured.

3.10 Licenses, Permits, Etc.  (a) To Borrower’s knowledge without investigation, Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto necessary in the ownership of their properties and operation of their businesses, the absence of which would cause a Material Adverse Effect; (b)  to Borrower’s knowledge without investigation, no product of the Borrower or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person which would cause a Material Adverse Effect; and (c) to the knowledge of Borrower without investigation, there is no violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower, the Guarantor or any of their Subsidiaries, which violation would cause a Material Adverse Effect.

3.11 Compliance with ERISA.  (a) The Borrower has no knowledge that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA or the Internal Revenue Code; (b) the Borrower has no knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan; (c) the Borrower has no knowledge of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan; (d) the Borrower has no knowledge that it has incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA in connection with any Plan; and (e) the Borrower has no knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, or that the Borrower, any of their Subsidiaries or the Guarantor, or all of them, has incurred any material liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

3.12 Fiscal Year.  Borrower’s fiscal year for accounting and tax purposes is a period consisting of a 52/53 calendar week year ending on or about September 30 of each year.  The current fiscal year, which is the 2009 fiscal year, ends on October 2, 2009.

3.13 Indebtedness; No Default.  Other than inter-company Indebtedness among Borrower, Guarantor and their respective Subsidiaries, neither any Borrower nor any of its Subsidiaries has any outstanding Indebtedness except for Permitted Indebtedness.  There exists no default nor has any act or omission occurred which, with the giving of notice or the passage of time, would constitute a default under any material provisions of (a) any instrument evidencing such Indebtedness or any agreement relating thereto or (b) any other agreement or instrument to which the Borrower, any of its Subsidiaries or the Guarantor is a party.

3.14 Compliance With Laws.  Except as disclosed in Schedule 3.14, to Borrower’s knowledge after reasonable investigation: (a) Borrower is in compliance with all applicable Environmental Laws and all other Laws applicable to Borrower’s respective assets or operations, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect; and (b) the Borrower has not received any written notice from any governmental entity or authority that it is not in compliance with any Environmental Laws which non-compliance has not been cured.

Loan Number 15612

3.15 Dump Sites.  Except as previously disclosed to Ridgestone in writing and except as set forth on Schedule 3.15, with respect to any period during which the Borrower, the Guarantor or any of their Subsidiaries has occupied the Property, neither Borrower, the Guarantor nor any of their Subsidiaries (nor any agent or invitee of any of the foregoing) has caused or permitted petroleum products or hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at the Property in violation of Environmental Laws, which materials, if known to be present, would require cleanup, removal or other remedial action under Environmental Laws.

3.16 Tanks.  Except as previously disclosed to Ridgestone in writing and except as set forth on Schedule 3.16, to Borrower’s knowledge after reasonable investigation, there are not now nor have there ever been tanks, containers or other vessels on, under or at the Property that contained petroleum products or hazardous substances or other materials which, if known to be present in soils or ground water, would require cleanup, removal or other remedial action under Environmental Laws.

3.17 Other Environmental Conditions.  To the knowledge of the Borrower after reasonable investigation and except as previously disclosed to Ridgestone in writing and as set forth on Schedule 3.17, there are no conditions existing currently that would subject the Borrower, the Guarantor or any of their Subsidiaries to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws that would reasonably be expected to cause a Material Adverse Effect or require cleanup, removal or other remedial action by the Borrower, the Guarantor or any of their Subsidiaries under Environmental Laws.

3.18 Environmental Judgments, Decrees and Orders.  Except as disclosed on Schedule 3.18, no unsatisfied judgment, decree, order or citation relating to the Property or the current operations of the Property and related to or arising out of Environmental Laws is applicable to or binds the Borrower, the Guarantor, any of their Subsidiaries, or the Property.

3.19 Environmental Permits and Licenses.  Except as disclosed on Schedule 3.19, to the knowledge of the Borrower after reasonable investigation, all permits, licenses and approvals required under Environmental Laws necessary for the Borrower to own or operate the Facilities and to conduct its business as now conducted or proposed to be conducted, have been obtained and are in full force and effect, the failure of which would cause a Material Adverse Effect.

3.20 Accuracy of Information.  All documents, certificates or statements by the Borrower, its Subsidiaries, and the Guarantor given in, or pursuant to, this Agreement shall be accurate, true and complete in all material respects when given.

3.21 Offering of Term Note.  Neither the Borrower nor any agent acting for the Borrower has offered the Term Note or any similar obligation of the Borrower for sale to, or solicited any offers to buy the Term Note or any similar obligation of the Borrower from, any Person other than Ridgestone, and neither the Borrower nor any agent acting for the Borrower will take any action that would subject the sale of the Term Note to the registration provisions of the Securities Act of 1933, as amended.

3.22 Use of Proceeds; Margin Stock.  The Borrower shall use the proceeds of the Term Loan solely for the purposes set forth in Section 1.5 hereof.  No part of the proceeds of the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Loan Number 15612

3.23 Subsidiaries.  The Borrower does not have any Subsidiaries other than those set forth on Schedule 3.4.

3.24 Solvency.  The Borrower and its Subsidiaries taken as a whole, and the Guarantor, are able to pay their debts as they become due in the ordinary course of business and have sufficient capital to carry on their businesses and all businesses in which they are about to engage in; and the amount that will be required to pay the Borrower’s and each of its Subsidiary’s, and to pay the Guarantor’s, probable liabilities as they become absolute and mature in the ordinary course of business is less than the sum of the present fair sale value of their assets valued on a going concern basis.

ARTICLE IV
NEGATIVE COVENANTS

From and after the date of this Agreement and until (i) the entire amount of principal of and interest due on the Term Loan, and all other amounts of fees and payments due under this Agreement, the Collateral Documents and the Term Note is paid in full and (ii) all Obligations have been paid in full including any obligations under any Swap Agreements and Ridgestone shall have no obligations under any Swap Agreements:

4.1 Liens.  The Borrower, the Guarantor and their Subsidiaries shall not incur, create, assume or permit to be created or allow to exist any Lien upon or in any of its assets or properties, except Permitted Liens.

4.2 Indebtedness.  The Borrower, the Guarantor and their Subsidiaries shall not incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except Permitted Indebtedness.

4.3 Consolidation or Merger or Recapitalization.  Excepting Permitted Transactions (defined in Article 7), the Guarantor or the Borrower shall not consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire all or substantially all of the assets or equity of any other Person or allow another Person to acquire all or substantially of its assets or equity, whether in one or a series of transactions or liquidate, dissolve or effect a recapitalization or reorganization in any form (including, without limitation, any reorganization after which the Borrower becomes a Subsidiary of another Person).  Notwithstanding the foregoing, the Guarantor shall be permitted to engage in any consolidation, merger, acquisition or similar transaction: (a) with respect to any such transaction wherein the aggregate purchase price does not exceed Five Million Dollars ($5,000,000), the Guarantor shall be permitted to engage in such transaction without consent or notice to Ridgestone; (b) with respect to any such transaction wherein the aggregate purchase price is more than Five Million Dollars ($5,000,000) but less than Seven Million Five Hundred Thousand Dollars ($7,500,000), the Guarantor shall be permitted to engage in such transaction, however, the Borrower shall provide to Ridgestone written notice of the Guarantor’s completion of such transaction within a reasonable time thereafter; and (c) with respect to any such transaction wherein the aggregate purchase price exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000), the Guarantor must obtain Ridgestone’s written consent prior to entering into a definitive agreement for such transaction.

4.4 Disposition of Assets.  The Borrower and its Subsidiaries shall not sell, lease, assign, transfer or otherwise dispose of (collectively, “Dispositions”) any of their now owned or hereafter acquired assets or properties except, prior to the occurrence of an Event of Default:  (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of used, obsolete, worn out or surplus equipment or property in the ordinary course of business; (c) Dispositions to the Borrower, Guarantor, or any of their Subsidiaries; (d) Dispositions of receivables in connection with the compromise, settlement or collection thereof; (e) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset; (f) the leasing of intellectual property rights to third parties; (g) Dispositions of non-strategic assets in the ordinary course of business; and (h) Dispositions of equipment or other property not permitted under any other subsection of this Section, provided that such equipment or other property is either replaced by equipment or property of a similar kind and equivalent value or sold or otherwise disposed of in the ordinary course of business, provided the value of such equipment or property sold or otherwise disposed of and not replaced during any fiscal year does not exceed One Hundred Thousand Dollars ($100,000).

Loan Number 15612

4.5 Sale and Leaseback.  Neither the Borrower nor the Guarantor shall enter into any agreement, directly or indirectly, to sell or transfer any real property used in its business and thereafter to lease back the same or similar property other than for property with a selling price of less than Five Hundred Thousand Dollars ($500,000) or less.

4.6 Restricted Payments.  Neither the Borrower nor the Guarantor shall make or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except Borrower and the Guarantor may make Restricted Payments pursuant to and in accordance with the PNC Loan Agreement, stock option plans, grants of restricted stock, employee stock purchase plans, or other benefit plans for management or employees of Borrower, Guarantor, and their Subsidiaries pursuant to such plans as are currently in effect as set forth on Schedule 4.6 hereto, or as may be in effect from time to time hereafter.

4.7 Transactions with Affiliates.  The Borrower shall not engage in any transaction with an Affiliate involving the payment or exchange of funds in any single instance in excess of One Hundred Thousand Dollars ($100,000) and on terms that are materially less favorable to the Borrower than would be available at the time from a Person who is not an Affiliate.

4.8 Loans and Advances.  The Borrower shall not make any loan or advance to any Person, except:  (a) extensions of credit in the ordinary course of business by the Borrower to its customers; (b) advances to officers and employees of the Borrower for travel and other expenses in the ordinary course of business; and (c) loans, advances or guarantees made among Borrower, Guarantor and any of their respective Subsidiaries which loans, advances or guarantees are reflected in the books and records of the respective entities.  In addition, the Borrower may make any loans or advances to any of its Subsidiaries.

4.9 Guarantees.  Neither the Borrower nor the Guarantor shall, without the prior written consent of Ridgestone, which consent shall not be unreasonably withheld, conditioned or delayed, guarantee the Indebtedness of any Person or co-signing or otherwise becoming liable for the Indebtedness of another Person, except for: (a) any guarantee or co-signing made for the benefit of Borrower, Guarantor or any of their respective Subsidiaries; (b) such guarantees or co-signings which are currently in effect and are set forth in Schedule 4.9 hereof; and (c) any guarantee or co-signing in which the Indebtedness so guaranteed does not exceed, in the aggregate as to the Borrower, the Guarantor and Subsidiaries taken as a whole, Five Hundred Thousand Dollars ($500,000) in any single instance, or Two Million Dollars ($2,000,000) in any fiscal year.

4.10 Subsidiaries.  The Borrower shall not form any Subsidiary other than those set forth on Schedule 3.4 hereof.

4.11 Capital Expenditures.  The Guarantor shall not make or enter into any binding agreement(s) to make Capital Expenditures in excess of the Capital Expenditure Limit, as defined in this Section.  “Capital Expenditure Limit” shall mean: (a) for the Guarantor’s 2009 fiscal year ending October 2, 2009, Ten Million Dollars ($10,000,000) in the aggregate; (b) for the Guarantor’s 2010 fiscal year ending on or about September 30, 2010, Eleven Million Dollars ($11,000,000) in the aggregate; (c) for the Guarantor’s 2011 fiscal year ending on or about September 30, 2011, Twelve Million Dollars ($12,000,000) in the aggregate; and (d) for the Guarantor’s 2012 fiscal year ending on or about September 30, 2012 and for each fiscal year thereafter, one hundred five percent (105%) of the Capital Expenditure Limit for the immediately preceding fiscal.

Loan Number 15612

4.12 Notes or Debt Securities Containing Equity Features.  Neither the Borrower nor the Guarantor shall authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), other than any agreement authorized, issued or entered into with any member of the Johnson Family which shall be permitted hereby.

4.13 Nature of Business.  The Borrower shall not enter into the ownership, act of management, or operation of any business other than the manufacture, distribution or sale of outdoor equipment and any activities incidental thereto.

4.14 Other Agreements.  Neither the Borrower nor the Guarantor shall enter into, become subject to, amend, modify or waive, or permit any of their Subsidiaries to enter into, become subject to, amend, modify or waive, any agreement or instrument (other than the Loan Documents and the Other Loan Documents (as such term is defined in the PNC Loan Agreement))  which by its terms would (under any circumstances) restrict (i) the right of any of their Subsidiaries or the Guarantor to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Borrower, the Guarantor or their Subsidiaries, or (ii) the Borrower’s right to perform the provisions of any of the Loan Documents.

4.15 Sales of Subsidiaries.  Neither the Borrower nor the Guarantor shall sell or otherwise dispose of any stock (or other ownership interest), or securities convertible into stock (or other ownership interest), of any domestic Subsidiary (however, the liquidation or dissolution of non-operating entities shall not be prohibited hereby).

4.16 Modification of Organizational Documents.  The Borrower shall not permit the articles of incorporation or organization, certificate of partnership, bylaws, operating agreement or other organizational documents of the Borrower, its Subsidiaries, or the Guarantor to be amended or modified in a manner adverse to the interests of Ridgestone, except for such amendments or modifications as may be required by Law.

4.17 Compensation.  The current compensation of all officers of the Guarantor are as set forth on Schedule 4.18.  Compensation of the Chairman and Chief Executive Officer, and the Vice President and Chief Financial Officer shall be limited to an amount that shall not cause a Material Adverse Effect and shall not be increased in any year unless: (a) such increase will not cause Borrower to breach any covenant of this Agreement; (b) the Borrower is current in all material respects on its Indebtedness; and (c) such increase has been approved by the Compensation Committee of the Board of Directors of Guarantor which committee is comprised solely of independent outside directors.

Loan Number 15612

ARTICLE V
AFFIRMATIVE COVENANTS

From and after the date of this Agreement and until (i) the entire amount of principal of and interest due on the Term Loan, and all other amounts of fees and payments due under this Agreement, the Collateral Documents and the Term Note is paid in full and (ii) all Obligations to Ridgestone have been paid in full including, without limitation, any obligations to Ridgestone under any Swap Agreements:

5.1 Payment.  The Borrower shall timely pay or cause to be paid the principal of and interest on the Term Loan and all other amounts due under this Agreement, the Term Note and the Collateral Documents.

5.2 Existence; Property.  The Borrower shall, and shall cause its Subsidiaries to:  (a) maintain its limited liability company, corporate existence or partnership status; (b) conduct its business substantially as now conducted or as described in any business plans delivered to Ridgestone prior to the Closing Date unless otherwise consented to by Ridgestone; (c) maintain the Property or cause other Persons to maintain the Property; and (d) maintain accurate records and books of account, consistently applied throughout all accounting periods.

5.3 Licenses.  The Borrower shall, and the Borrower shall cause each of its Subsidiaries to, maintain in good standing and in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is necessary to or used in the Borrower’s or any of its Subsidiary’s businesses, the failure of which would cause a Material Adverse Effect.

5.4 Reporting Requirements.  The Borrower and the Guarantor shall furnish to Ridgestone such information respecting the business, assets and financial condition of the Borrower and the Guarantor and their Subsidiaries as Ridgestone may reasonably request and, without request:

(a) as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter (i) a company prepared consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of each such quarter and of the comparable quarter in the preceding fiscal year; and (ii) consolidated statements of income of each Guarantor and its Subsidiaries for each such quarter and for that part of the fiscal year ending with each quarter and for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the chief financial officer or treasurer of the reporting entity; and

(b) as soon as available, and in any event within sixty (60) days after the end of each fiscal year a company prepared consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of each such fiscal year, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the chief financial officer or treasurer of the reporting entity (Borrower and/or the Guarantor shall be in compliance with Section 5.4(a) and this Section 5.4(b) by timely providing to Ridgestone a hyperlink to Guarantor’s SEC Form 10-K and 10-Q Statements, as appropriate); and

(c) as soon as available, and in any event within one hundred ten (110) days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying consolidated financial statements of the Borrower and its Subsidiaries and of the Guarantor and its Subsidiaries prepared in reasonable detail and in accordance with GAAP and prepared by the independent certified public accountants ratified by Guarantor’s shareholders at its annual meeting, which audit report shall be accompanied by:  (i) an unqualified opinion of such accountants, to the effect that the same fairly presents the financial condition and the results of operations of the Borrower and its Subsidiaries and of the Guarantor and its Subsidiaries, respectively, for the periods and as of the relevant dates thereof, and (ii) a certificate of such accountants setting forth their computations as to Borrower’s compliance with Section 5.12 of this Agreement; and

Loan Number 15612

(d) together with each delivery required by Sections 5.4(a), 5.4(b) and 5.4(c) of this Agreement, an executed Officer’s Certificate or Member’s Certificate, as applicable, in the form of Exhibit B attached to this Agreement containing information as to the financial statements so delivered; and

(e) as soon as available, and in any event within forty-five (45) days of filing, a copy of the annual federal corporate tax returns for the Guarantor (including its domestic Subsidiaries); and

(f) as soon as received, but in any event not later than ten (10) days after receipt, copies of all management letters and other reports submitted to the Borrower or its domestic Subsidiaries, by independent certified public accountants in connection with any examination of the financial statements of the Borrower or its domestic Subsidiaries or the Guarantor, and notify Ridgestone promptly of any material change in any accounting method used by the Borrower or its Subsidiaries in the preparation of the financial statements to be delivered to Ridgestone pursuant to this Section; and

(g) as soon as available, and in any event within forty-five (45) days after the end of each fiscal year, business projections for the Borrower and the Guarantor for the upcoming fiscal year.

5.5 Taxes.  The Borrower shall, and the Borrower shall cause each of its Subsidiaries and the Guarantor and its Subsidiaries, to pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

5.6 Inspection of Property and Records.  The Borrower shall, and the Borrower shall cause its Subsidiaries and the Guarantor and its Subsidiaries to, permit Ridgestone or its agents or representatives, at Ridgestone’s expense, to visit any of their properties and examine and audit any of its books and records after delivery of reasonable advance written notice, and provided such activities occur during normal business hours and in a manner that does not cause unreasonable interruptions.  Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing hereunder, such visits, examinations and audits shall be limited to not more than one (1) visit to the Property per fiscal year.  The Borrower, the Guarantor or their Subsidiaries shall reimburse Ridgestone, up to a maximum of Two Thousand Five Hundred Dollars ($2,500) in the aggregate, per fiscal year, for travel and lodging expenses incurred by Ridgestone in connection with visits made pursuant to this Section 5.6 and pursuant to the similar provisions of other loan agreements between the Guarantor or any of its Subsidiaries and Ridgestone.  Notwithstanding anything contained herein to the contrary, the Borrower shall be responsible for all costs and expenses incurred by Ridgestone in connection with any visit to any Facility following the occurrence of an Event of Default, and for visits to any Facility made pursuant to any other section of this Agreement.

5.7 Compliance with Laws.  The Borrower shall, and the Borrower shall cause its Subsidiaries and the Guarantor and its Subsidiaries to:  (a) comply in all material respects with all applicable Environmental Laws, and orders of regulatory and administrative authorities with respect thereto, and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized containment, investigation and clean-up action in the event of any release of petroleum products or hazardous materials or substances on, upon or into any real property owned, operated or within the control of the Borrower, the Guarantor or any of their Subsidiaries; and (b) comply in all material respects with all other Laws applicable to the Borrower, the Guarantor, and any of their Subsidiaries, their assets or operations where failure to so comply could have a Material Adverse Effect.

Loan Number 15612

5.8 Compliance with Agreements.  The Borrower shall, and the Borrower shall cause the Guarantor and their Subsidiaries to, perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement), license, regulatory approval, permit and franchise binding upon the Borrower, the Guarantor, their Subsidiaries, or their properties, if the failure to so perform or comply would have a Material Adverse Effect.

5.9 Notices.  The Borrower shall:

(a) as soon as possible and in any event within five (5) Business Days after the occurrence of any Default or Event of Default, notify Ridgestone in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by the Borrower with respect thereto;

(b) promptly notify Ridgestone of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of the Borrower contained in Section 3.7 of this Agreement to be untrue;

(c) promptly notify Ridgestone:  (i) of the occurrence of any Reportable Event or, to the extent a Prohibited Transaction would have a Material Adverse Effect, a Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan; and (ii) of the institution by the PBGC or the Borrower of proceedings under Title IV of ERISA to terminate any Plan;

(d) unless prohibited by applicable Law, notify Ridgestone, and provide copies, immediately upon receipt but in any event not later than ten (10) days after receipt, of any written notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, asserting or alleging a circumstance or condition that is reasonably expected to require a clean-up, removal, remedial action or other response by or on the part of the Borrower, the Guarantor or any Subsidiary under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from or against the Borrower, the Guarantor or any Subsidiary, for an alleged violation of Environmental Laws, in each of the foregoing which, if adversely determined, would reasonably be expected to cause a Material Adverse Effect or would reasonably be expected to cause or require the Borrower, the Guarantor or any of their Subsidiaries to expend, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) in costs and expenses; and provide Ridgestone with written notice of any condition or event which would make the representations and warranties contained in Sections 3.14 through 3.19 of this Agreement inaccurate, as soon as ten (10) Business Days after the Borrower becomes aware of such condition or event;

(e) notify Ridgestone at least thirty (30) days prior to any change of either of the Borrower’s, the Guarantor’s or their Subsidiary’s name or its use of any trade name;

(f) promptly notify Ridgestone of any damage to, or loss of, any of the assets or properties of the Borrower, the Guarantor or of their Subsidiaries if the net book value of the damaged or lost asset or property at the time of such damage or loss exceeds Two Hundred Fifty Thousand Dollars ($250,000); and

Loan Number 15612

(g) promptly notify Ridgestone of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in the termination or suspension of any license, permit or franchise necessary to the Borrower’s, the Guarantor’s or any of their Subsidiary’s business, or that imposes a material fine or penalty on the Borrower, the Guarantor or any of their Subsidiaries.

5.10 Environmental Assessment.  Within ten (10) Business Days after the Borrower or Guarantor learns of the occurrence of any event or condition described in Section 5.9(d) of this Agreement, the Borrower shall undertake and, within a reasonable time thereafter, obtain an Environmental Assessment (the scope of which shall be limited to the event or condition giving rise to the disclosure requirement under Section 5.9(d) hereof), at the Borrower’s expense, and provide promptly to Ridgestone a written report of the results of such Environmental Assessment, which report shall recite that Ridgestone is entitled to rely thereon. Except as otherwise required by applicable Law or as may be reasonably necessary, in the opinion of Ridgestone, for evaluation and analysis by Ridgestone, any participating financial institution, or their attorneys, agents and consultants, any Environmental Assessment provided to Ridgestone pursuant to this Section shall be treated as confidential and shall not be disclosed without the prior written consent of the Borrower.

5.11 Insurance.

(a) The Borrower shall, and Borrower shall cause its Subsidiaries and the Guarantor to, obtain and maintain at their own expense the following insurance, which shall be with insurers satisfactory to Ridgestone (Ridgestone hereby acknowledging and agreeing that the insurers providing the insurance coverages in effect as of the Closing Date are satisfactory to Ridgestone):

(i) insurance against physical loss or damage to the Collateral as provided under a standard “All Risk” property policy including but not limited to flood (if required by Ridgestone), fire, windstorm, lightning, hail, explosion, riot, civil commotion, smoke, sewer back-up, business interruption and such other risks of loss generally and customarily maintained by companies of similar size in the same industry and line of business as Borrower, the Guarantor and their Subsidiaries, in amounts not less than the actual replacement cost of the Collateral or the balance of the Term Loan, whichever is greater. Such policies shall contain replacement cost and agreed amount endorsements and shall contain deductibles of not more than Three Hundred Thousand Dollars ($300,000) per occurrence. Notwithstanding the foregoing, with respect to earthquake insurance covering Collateral located in the state of California, the deductible may be increased to the greater of five percent (5%) of the total insured value or Five Hundred Thousand Dollars ($500,000), and with respect to windstorm insurance covering Collateral located in the state of Florida, the deductible may be increased to the greater of five percent (5%) of the total insured value or Two Hundred Fifty Thousand Dollars ($250,000);

(ii) commercial general liability insurance covered under a comprehensive general liability policy including contractual liability in an amount not less than Two Million Dollars ($2,000,000) per occurrence for bodily injury, including personal injury, and property damage with umbrella coverage in an amount at least equal to the balance of the Term Loan;

(iii) product liability insurance in such amounts as is customarily maintained by companies engaged in the same or similar businesses as the Borrower;

Loan Number 15612

(iv) worker’s compensation insurance in amounts meeting all statutory state and local requirements;

(v) comprehensive Automobile Liability covering all owned, non-owned and hired vehicles with limits of not less than One Million Dollars ($1,000,000) combined single limit; and

(vi) during construction of any improvements at the Facilities and during any period in which substantial alterations or repairs at the Facilities are being undertaken, (i) builder’s risk insurance (on a completed value, non-reporting basis) against “all risks of physical loss,” including collapse and transit coverage, with deductibles not to exceed Three Hundred Thousand Dollars ($300,000), in non-reporting form, covering the total replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of improvements or equipment, together with “soft cost” and such other endorsements as Ridgestone may reasonably require, and (ii) general liability, worker’s compensation and automobile liability insurance with respect to the improvements being constructed, altered or repaired; and

(vii) Such other insurance as Ridgestone may reasonably require, that at the time is commonly obtained in connection with similar businesses and is generally available at commercially reasonable rates.

(b) Each insurance policy described in Section 5.11(a)(i), (ii) or (vi) with respect to any Collateral shall name Ridgestone as a lender’s loss payee, and shall require the insurer to provide at least thirty (30) days’ prior written notice to Ridgestone of any material change or cancellation of such policy.

5.12 Financial Covenants.

(a) Current Ratio.  The Guarantor will not permit as of the end of any fiscal year end of the Guarantor, commencing with the 2009 fiscal year ending October 2, 2009, its Current Ratio to be less than 1.75 to 1.

(b) Tangible Net Worth.  The Borrower and its Subsidiaries shall have a tangible net worth of at least ten percent (10%) of the total assets of the Borrower as of the Closing Date as verified by the Closing Date Balance Sheet.

(c) Total Debt to Book Net Worth.  The Guarantor shall not permit the ratio of Total Debt to Book Net Worth for the Guarantor to exceed 2.00 to 1 beginning as of the last day of the Guarantor’s 2009 fiscal year ending October 2, 2009, and at the end of each fiscal quarter thereafter.

(d) Fixed Charge Coverage Ratio.  Commencing with the fiscal quarter ending December 31, 2009, the Guarantor shall maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, to be tested based on a rolling four quarter basis.

(e) Minimum Book Net Worth.  The Guarantor shall not permit its consolidated Book Net Worth, as of the last day of each calendar year, to be less than the Book Net Worth Requirement. As used herein, the term “Book Net Worth Requirement” shall mean: (i) Ninety Five Million Dollars ($95,000,000) as the last day of the Guarantor’s 2009 fiscal year ending October 2, 2009; (ii) One Hundred Million Dollars ($100,000,000) by the last day of the Guarantor’s 2010 fiscal year ending on or about September 30, 2010; and (iii) One Hundred Five Million Dollars ($105,000,000) by the last day of the Guarantor’s 2011 fiscal year ending on or about September 30, 2011, and at all times thereafter.

Loan Number 15612

5.13 Borrower’s Certification.  At the request of Ridgestone, Borrower shall deliver to Ridgestone a fully executed Borrower’s Certification in the form attached hereto as Exhibit C.

5.14 Maintenance of Accounts; Tax Escrow Account.  The Borrower shall maintain an escrow account for real estate taxes at Ridgestone (the “Tax Escrow Account”) into which the Borrower shall make an initial deposit at the Closing in an amount equal to thirty percent (30%) of aggregate 2008 real estate taxes for the Properties securing all loans.  Funds maintained in the Tax Escrow Account may be used by Ridgestone to pay any delinquent real estate taxes and special assessments relating to the Property.  The Borrower shall provide to Ridgestone a copy of all annual real estate tax bills for the Properties within thirty (30) days following the Borrower’s receipt of the same.  Following the fifth (5th) anniversary of the Closing Date and after each five (5)-year period thereafter, Ridgestone shall have the right to re-examine and adjust the amount the Borrower is required to maintain in the Tax Escrow Account so that at such times the amount maintained by the Borrower in the Tax Escrow Account is equal to thirty percent (30%) of all real estate taxes for the Property for the immediately preceding calendar year.

ARTICLE VI
REMEDIES

6.1 Acceleration.  (a)  Upon the occurrence of an Automatic Event of Default, then, without notice, demand or action of any kind by Ridgestone the entire unpaid principal of, and accrued interest on, the Term Note, and any other amount due under this Agreement and the Collateral Documents, shall be automatically and immediately due and payable.

(b) Upon the occurrence of a Notice Event of Default, Ridgestone may, upon written notice and demand to the Borrower declare the entire unpaid principal of, and accrued interest on, the Term Note, and any other amount due under this Agreement and the Collateral Documents, immediately due and payable.

6.2 Ridgestone’s Right to Cure Default.  In case of failure by the Borrower or any Subsidiary or the Guarantor to procure or maintain insurance, or to pay any fees, assessments, charges or taxes arising with respect to any properties and assets pledged or secured under any Collateral Documents, Ridgestone shall have the right, but shall not be obligated, to effect such insurance or pay such fees, assessments, charges or taxes, as the case may be, and, in that event, the cost thereof shall be payable by the Borrower to Ridgestone immediately upon demand together with interest at an annual rate equal to the Default Rate for Advances (to the extent permitted by applicable Law) from the date of disbursement by Ridgestone to the date of payment by the Borrower.

6.3 Remedies Not Exclusive.  Upon the occurrence of any Event of Default Ridgestone may implement any remedies available to it under or in connection with the Loan Documents.  No remedy conferred upon Ridgestone herein or in any other Loan Document is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Term Note or the Collateral Documents or now or hereafter existing at law or in equity.  No failure or delay on the part of Ridgestone in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

Loan Number 15612

6.4 Setoff.  The Borrower agrees that Ridgestone and its affiliates shall have all rights of setoff and bankers’ lien provided by applicable Law, and in addition thereto, the Borrower agrees that if at any time any payment or other amount owing by the Borrower under the Term Note or this Agreement is then due to Ridgestone, Ridgestone may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with Ridgestone or any affiliates of Ridgestone.  Ridgestone rights under this Section 6.4 shall be limited to the Borrower’s accounts maintained at Ridgestone.

ARTICLE VII
DEFINITIONS

7.1 Definitions.  When used in this Agreement, the following terms shall have the meanings specified:

“Acknowledgement” shall mean the Acknowledgement by the Borrower of even date herewith to the Intercreditor Agreement.

“Affiliate” shall mean any Person that directly or indirectly controls, or is controlled by, or is under common control with, the Borrower.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Loan Agreement, together with the Exhibits and Schedules attached hereto, as the same shall be amended or amended and restated from time to time in accordance with the terms hereof.

 “Automatic Event of Default” shall mean any one or more of the following:

(a) The Borrower, the Guarantor or any of their domestic Subsidiaries shall become insolvent or generally not pay, or be unable to pay, or admit in writing its inability to pay, its debts as they mature; or

(b) The Borrower, the Guarantor or any of their Subsidiaries shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or

(c) The Borrower, the Guarantor or any of their Subsidiaries shall become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code or a similar law of any other country, or shall file a petition in bankruptcy, for reorganization or liquidation under any Federal, state or foreign Law; or

(d) The Borrower, the Guarantor or any of their Subsidiaries shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain unstayed or undismissed for a period of sixty (60) days or more, or the Borrower or any Subsidiary shall file an answer to such a petition or application, admitting the material allegations thereof; or

(e) The Borrower, the Guarantor or any of their Subsidiaries shall apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or shall have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged or dismissed within sixty (60) days after his appointment; or

Loan Number 15612

(f) The Borrower, the Guarantor or any of their Subsidiaries shall adopt a plan of complete liquidation of its assets; or

(g) The USDA refuses or fails to issue the Loan Note Guarantee to Ridgestone, or the Loan Note Guarantee shall be rescinded, retracted or becomes otherwise unenforceable, in whole or in part, for any reason whatsoever;

(h) Provided, however, that nowithstanding any other language in this definition, a “Permitted Transaction” as defined below, shall not be an “Automatic Event of Default.”

“Book Net Worth” shall mean, at any date of determination, the difference between: (a) the total assets appearing on the balance sheet at such date prepared in accordance with GAAP after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper; and (b) the total liabilities appearing on such balance sheet.

“Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

“Capital Expenditure Limit” shall have the meaning set forth in Section 4.11 hereof.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of the Guarantor or any of its Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

 “Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Closing” shall mean the consummation of the transaction(s) contemplated in this Agreement.

“Closing Date” shall mean September 29, 2009.

“Closing Date Balance Sheet” shall mean the balance sheet of the Borrower and its Subsidiaries attached hereto as Schedule 3.2, which balance sheet is prepared in accordance with GAAP, not including subordinated debt or appraisal surplus, and certified by an accountant acceptable to Ridgestone, presents fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of Closing Date as if the transactions contemplated by this Agreement had occurred immediately prior to such date, and contains all pro forma adjustments necessary in order to fairly reflect such assumption, all based upon the balance sheet of the Borrower and its Subsidiaries prepared as of July 3, 2009.

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“Collateral” shall mean all of the real and personal property of the Borrower and its Subsidiaries subject to a Lien in favor of Ridgestone pursuant to the Collateral Documents, including, without limitation, the Property and the equipment and machinery set forth on Schedule 7.1(a) hereto.

“Collateral Documents” shall mean the Mortgages, the Security Agreements, the Guarantee Agreement and such other guarantees, security agreements, mortgages, deeds of trust and other credit enhancements as may be executed from time to time by the Borrower or third parties in favor of Ridgestone in connection with this Agreement.

“Current Ratio” shall mean the relationship, expressed as a numerical ratio, which, with reference to any period, that current assets bears to current liabilities, measured on a first-in, first-out basis and including the borrowing base on any lines of credit with other lenders as a current liability, notwithstanding the maturity date for such lines of credit.

“Debt Payments” shall mean and include for any period, and without duplication (a) all cash actually expended by the Guarantor and its Subsidiaries to make interest payments on any Advances, plus (b) all cash actually expended by any the Guarantor and its Subsidiaries to make payments for all fees, commissions and charges set forth in the PNC Loan Agreement and with respect to any Advances, plus (c) all cash actually expended by the Guarantor and its Subsidiaries to make payments on Capitalized Lease Obligations, plus (d) without duplication all cash actually expended by the Guarantor and its Subsidiaries to make payments under any Plan to which the Guarantor or any of its Subsidiaries is a party, plus (e) all cash actually expended by the Guarantor and its Subsidiaries to make payments with respect to any other Indebtedness for borrowed money (but excluding repayment of Intercompany Loans and prepayments made on account of the loans under the Ridgestone Loan Documents resulting from the sale of assets subject to the Liens in favor of Ridgestone), plus (f) all cash expended by the Guarantor and its Subsidiaries to make a prepayment of Revolving Advances to the extent that the Maximum Revolving Advance Amount is permanently reduced by the amount of such prepayment.

For purposes of calculating Fixed Charge Coverage Ratio under this Agreement, (A) interest payments for the quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 shall be calculated as follows: (i) for the quarter ending December 31, 2009, interest payments will be the sum of (1) all cash actually expended by the Guarantor and its Subsidiaries to make interest payments on any Advances, plus (2) $3,500,000; (ii) for the quarter ending March 31, 2010, interest payments will be the sum of (1) all cash actually expended by the Guarantor and its Subsidiaries to make interest payments on any Advances for the six month period ending March 31, 2010, plus (2) $2,250,000; and (iii) for the quarter ending June 30, 2010, interest payments will be the sum of (1) all cash actually expended by the Guarantor and its Subsidiaries to make interest payments on any Advances for the nine month period June 30, 2010, plus (2) $925,000, and (B) Debt Payments for the quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 shall be modified to reflect an annualized payment on account of the borrowed money from Ridgestone as follows: (i) for the quarter ending December 31, 2009, the payments made to Ridgestone under the Ridgestone Loan Documents for the period from the Closing Date through December 31, 2009 shall be multiplied by four (4); (ii) for the quarter ending March 31, 2010, the payments made to Ridgestone under the Ridgestone Loan Documents for the period from the Closing Date through March 31, 2010 shall be multiplied by two (2); and (iii) for the quarter ending June 30, 2010, the payments made to Ridgestone under the Ridgestone Loan Documents for the period from the Closing Date through June 30, 2010 shall be multiplied by one and one-third (1 1/3).

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For purposes of calculating Fixed Charge Coverage Ratio under this Agreement, the terms “Advances”, “Revolving Advances”, and “Maximum Revolving Advance Amount” shall have the meanings given to such terms under the PNC Loan Agreement.

“Default” shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall mean an annual rate equal to the Prime Rate plus 5.00%.

“Default Rate for Advances” shall mean an annual rate equal to the Prime Rate plus 5.00%.

“Dispositions” shall have the meaning set forth in Section 4.4 of this Agreement.

Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of the Guarantor for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of the Guarantor for such period, plus (iii) all charges against income of the Guarantor for such period for federal, state and local taxes, determined on a consolidated basis.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) non-cash stock compensation expenses and non-cash pension expenses for such period, plus (v) up to an aggregate of $5,000,000 for Fiscal Years 2009 and 2010 for severance costs actually incurred by the Guarantor or any its direct or indirect Subsidiaries for such period, in each case acceptable to Ridgestone and subject to documentation reasonably satisfactory to Ridgestone, minus (vi) non-cash income for such period, plus (vii) other non-cash items reducing consolidated net income (other than any such items which reflect on an accrual or reserve for a future cash charge or expense) for such period.

 “Environmental Assessment” shall mean a review of environmental conditions at the Property undertaken by an independent environmental consultant satisfactory to Ridgestone for the purpose of determining whether the Borrower, the Guarantor and their Subsidiaries are in compliance with all Environmental Laws and whether there exists any condition or circumstance which requires or will require clean-up, removal or other remedial action under Environmental Laws on the part of the Borrower, the Guarantor or their Subsidiaries and may include, but are not limited to, some or all of the following: (a) on-site inspection, including review of site geology, hydrogeology, demography, land use and population; (b) taking and analyzing soil borings, installing ground water monitoring wells and analyzing samples taken from such wells; (c) reviewing plant permits, compliance records and regulatory correspondence relating to environmental matters, and interviewing enforcement staff at regulatory agencies; (d) reviewing the operations, procedures and documentation of the Borrower, the Guarantor and their Subsidiaries relating to environmental matters; (e) interviewing Ms. Alisa Swire (or her successor, if applicable), and interviewing past and present facility or plant managers of each Facility who, through their employment, are or would have been familiar with such environmental condition and who would typically be interviewed by an independent environmental consulting conducting an environmental review; and (f) reviewing all records and information regarding the past activities of prior owners and prior or current tenants of the Facilities, to the extent such information is available and is not required to be procured by the Borrower, Guarantor or any of their Subsidiaries from a third party.

“Environmental Indemnity Agreement” shall mean the Environmental Indemnity Agreement of even date herewith between the Borrower, the Guarantor and Ridgestone, relating to the Property, as the same may be amended or otherwise modified from time to time.

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“Environmental Laws” shall mean any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, but not limited to CERCLA as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, any so-called “Superlien” law, and any other similar Federal, state or local statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

“Event of Default” shall mean any Automatic Event of Default or any Notice Event of Default.

“Facilities” shall mean all real property and improvements now or hereafter owned, used or occupied by the Borrower, the Guarantor or any of their Subsidiaries including, without limitation, the Property.

“Financing Statements” shall mean Uniform Commercial Code financing statements related to the Collateral Documents.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to a fiscal period, the ratio of (a) EBITDA, minus the sum of, without duplication, Unfunded Capital Expenditures made during such period, distributions (including tax distributions made during such period) and dividends, cash taxes paid during such period to (b) all Debt Payments made during such period.

 “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s most recent financial statements furnished to Ridgestone pursuant to Section 5.4(c) hereof.

“Guarantee Agreement” shall mean an unlimited guarantee agreement made by the Guarantor in favor of Ridgestone, as the same is amended or otherwise modified from time to time.

“Guarantor” shall mean Johnson Outdoors Inc., a Wisconsin corporation, its successors and assigns.

“Indebtedness” shall mean all liabilities or obligations, whether primary or secondary or absolute or contingent:  (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing or which are not more than ninety (90) days past due); (b) as lessee under leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guarantee or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; (e) secured by any Liens on assets, whether or not the obligations secured have been assumed; (f) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; or (g) any interest rate swap obligations or similar obligations including all obligations under Swap Agreements.

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“Intercompany Loans” shall mean temporary loans incurred from time to time by the Guarantor or any of its Subsidiaries from another Subsidiary or Affiliate of the Guarantor.

“Intercreditor Agreement” shall mean the Intercreditor Agreement of even date herewith by and between Ridgestone and PNC, as the same is amended or otherwise modified from time to time.

“Investment” shall mean:  (a) any transfer or delivery of cash, Capital Securities or other property or value by such Person in exchange for Indebtedness, Capital Securities or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guarantee, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

“Johnson Family” shall mean at any time, collectively, the estate of Samuel C. Johnson, the widow of Samuel C. Johnson, and the children and grandchildren of Samuel C. Johnson, the executor or administrator of the estate or legal representative of any such Person, all trusts for the benefit of the foregoing or their heirs or any one or more of them, and all partnerships, corporations, or other entities directly or indirectly controlled by the foregoing or any one or more of them.

“Law” shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

“Lien” shall mean, with respect to any asset:  (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset; or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loan Documents” shall mean this Agreement, the Term Note, the Intercreditor Agreement, the Collateral Documents and any other document, instrument, contract or agreement executed by the Borrower, the Guarantor or a Subsidiary in connection with this Agreement or the Term Loan.

“Loan Note Guarantee” shall mean a USDA Rural Development guarantee of repayment of eighty percent (80%) of the Term Loan.

“Material Adverse Effect” shall mean a material adverse effect on:  (a) the business, operations or financial condition of the Borrower, the Guarantor or any of their Subsidiaries taken as a whole; or (b) the ability of the Borrower or the Guarantor to perform their respective obligations under this Agreement, the Collateral Documents, the Term Note or the other Obligations; or (c) the validity or enforceability of this Agreement, the Term Note, any Collateral Documents, any other Loan Document or the other Obligations.

“Material Agreements” shall mean any and all written or oral material agreements or instruments to which any Borrower or their assets or properties is subject, and all documents or agreements to be executed in connection with the Senior Liens, including, but not limited to, intercreditor agreements, subordination agreements, third party financing agreements, leases, subleases, loan agreements, promissory notes and partnership agreements.

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“Mortgage” shall mean the Mortgage, Assignment of Rents and Leases and Fixture Financing Statement of even date herewith made by the Guarantor in favor of Ridgestone granting to Ridgestone a first-lien mortgage on the Property, as the same are amended or otherwise modified from time to time.

 “Notice Event of Default” shall mean any one or more of the following:

(a) the Borrower shall fail to pay, within five (5) Business Days after written notice from Ridgestone to the Borrower specifying such failure: (i) any installment of the principal of the Term Note or any interest on the Term Note; or (ii) any of the other Obligations; or (iii) any fee, expense or other amount due under the Loan Documents or any of the other Obligations; or

(b) there shall be a default in the performance or observance of any of the covenants and agreements contained in Article IV or Sections 5.2, 5.4, 5.6, 5.9, 5.10, 5.11 or 5.12 of this Agreement and, if such default is of a nature that can be cured, such default shall have continued for a period of five (5) Business Days after written notice from Ridgestone to the Borrower specifying such default and requiring it to be remedied; or

(c) there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in any Loan Document and such default shall have continued for a period of thirty (30) calendar days after written notice from Ridgestone to the Borrower specifying such default and requiring it to be remedied; or

(d) any representation or warranty made by the Borrower, the Guarantor or any of their Subsidiaries in any Loan Document or financial statement delivered pursuant to this Agreement shall prove to have been false in any material respect as of the time when made or given; or

(e) any non-appealable, final judgment or binding settlement agreement (or any final judgment whatsoever that could reasonably be expected to result in a loss to the Borrower, the Guarantor and/or their Subsidiaries, individually or together, in an amount greater than Fifteen Million Dollars ($15,000,000) higher than the limit of the insurance policy coverage amount(s) that are reasonably likely to be paid against such loss) shall be entered against the Borrower or any of its Subsidiaries which, when aggregated with other final judgments against the Borrower or any of its Subsidiaries would reasonably be expected to result in a Material Adverse Effect and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

(f) (i) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or the Borrower or any of its Subsidiaries or any trade or business which together with the Borrower or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multiemployer Plan, and (ii) the aggregate amount of the Borrower’s and its Subsidiaries’ liability for all such occurrences, whether to a Plan, the PBGC or otherwise, would reasonably be expected to result in a Material Adverse Effect and such liability is not covered for the benefit of the Borrower or its Subsidiaries by insurance; or

Loan Number 15612

(g) the Borrower, the Guarantor or any of their Subsidiaries (i) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness to PNC or to any other Secured Lender when required to be performed or observed, and (ii) such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and (iii) in the case of PNC only, PNC has accelerated, with the giving of notice if required, the maturity of such Indebtedness; or

(h) the Borrower, the Guarantor or any of their Subsidiaries:  (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness to Ridgestone (other than the Term Note) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness to Ridgestone when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

(i) any Collateral Document shall cease to be in full force and effect as a result of the default, negligent act or inaction, or misconduct of the Borrower; or

(j) the Borrower shall fail to pay any amount owed by it under any Swap Agreement or shall fail to perform any terms or conditions or covenants contained in any Swap Agreement and any grace periods provided therefore shall have lapsed.

“OFAC” shall have the meaning set forth in Section 8.17 of this Agreement.

“Obligations” shall mean:  (a) the outstanding principal of, and all interest on, the Term Note, and any renewal, extension or refinancing thereof; (b) all debts, liabilities, obligations, covenants and agreements of the Borrower contained in this Agreement, the Term Note and the Collateral Documents, including, without limitation, any and all fees and expenses, including reasonably attorneys’ fees incurred in connection with enforcing any obligations of Ridgestone under any of the Loan Documents or any other Obligations, both before and after judgment and all other fees and expenses set forth in the Obligations; and (c) all debts, liabilities, obligations, covenants and agreements of Borrower to Ridgestone contained in any Swap Agreement; and (d) any and all other debts, liabilities and obligations of the Borrower to Ridgestone.

“Patriot Act” shall have the meaning set forth in Section 8.17 of this Agreement.

“PBGC” shall mean Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Indebtedness” shall mean:  (a) Indebtedness of the Borrower and its Subsidiaries to Ridgestone; (b) Purchase Money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed One Million Dollars ($1,000,000) per year on a noncumulative consolidated basis; (c) other Indebtedness incurred in the ordinary course of business, which Indebtedness shall not exceed Five Million Dollars ($5,000,000.00) on a consolidated basis at any time during the term of the Loan; (d) unsecured accounts payable and other unsecured obligations incurred in the ordinary course of business and not as a result of any borrowing; (e) Indebtedness secured by the Permitted Liens listed on Exhibit D attached hereto, and the Indebtedness of Borrower, Guarantor and their Subsidiaries to PNC; (f) inter-company Indebtedness which is reflected on Borrower’s and/or Guarantor’s financial statements; (g) Indebtedness incurred in connection with any governmental loans, debt obligations, incentives, revenue bonds, and similar loan or debt programs which provide funds at rates and on terms that are generally more beneficial to Borrower, Guarantor and their Subsidiaries, as applicable, than those commercially available from traditional lenders such as Ridgestone and PNC, provided that such Indebtedness shall not exceed the aggregate sum of Five Million Dollars ($5,000,000); (h) other Indebtedness to PNC, other lenders, and/or the Johnson Family incurred on a temporary basis in the ordinary course of business, which Indebtedness shall not exceed Ten Million Dollars ($10,000,000) outstanding at any given time; and (i) with respect to each of the foregoing, all extensions, renewals and replacements of such Indebtedness with Indebtedness of a similar type.

Loan Number 15612

 “Permitted Liens” shall mean:

(a) Liens in favor of Ridgestone;

(b) Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(c) zoning ordinances, easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property;

(d) Liens or deposits in connection with workmen’s compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business;

(e) Purchase Money Liens securing purchase money Indebtedness which is permitted hereunder;

(f) Liens in favor of bailees, shippers, or warehousemen arising in the ordinary course of the Borrower’s business;

(g) any Liens securing Permitted Indebtedness hereunder; and

(h) any Liens that are approved by Ridgestone and listed on Exhibit D attached hereto including, but not limited to, Liens in favor of PNC set forth on Exhibit D attached hereto.

“Permitted Transaction” shall mean and include (a) a merger of any of Guarantor’s Subsidiaries into Guarantor or into any other of Guarantor’s Subsidiaries; and/or (b) the liquidation or merger of any of Guarantor’s foreign (non-domestic) Subsidiaries.

“Person” shall mean and include an individual, partnership, limited liability entity, corporation, trust, unincorporated association and any unit, department or agency of government.

“Plan” shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by the Borrower, the Guarantor or any of their Subsidiaries or any trade or business which together with the Borrower, the Guarantor or any of their Subsidiaries would be treated as a single employer under Section 4001 of ERISA.

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“PNC” shall mean PNC Bank, National Association, a national banking association, its successors and assigns.

“PNC Loan Agreement” shall mean that certain Revolving Credit and Security Agreement dated as of the Closing Date, among the Guarantor, the Borrower, Johnson Outdoors Watercraft Inc., Johnson Outdoors Gear LLC, Johnson Outdoors Diving LLC, Under Sea Industries, Inc., the financial institutions which are now or which hereafter become a party thereto, and PNC, as administrative agent and collateral agent for the lenders named therein.

“PNC Loan Documents” shall mean, collectively, (i) the PNC Loan Agreement and (ii) the Other Documents (as such term is defined in the PNC Loan Agreement).

“Prime Rate” shall mean the Prime Rate of interest published in The Wall Street Journal from time to time.  Each change in any rate of interest computed by reference to the Prime Rate, if any, shall take effect on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1).

“Property” shall mean the land, together with the buildings and improvements thereon, located at 625 Conklin Road, Conklin, New York, as more particularly described on Exhibit E attached hereto.

“Purchase Money Liens” shall mean Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by the Borrower, Guarantor or any of their Subsidiaries in the ordinary course of business, provided that such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and that the obligation secured by any such Lien so created shall not exceed one hundred percent (100%) of the cost of the property covered thereby.

“Renewal Fee” shall have the meaning set forth in Section 1.3(c) of this Agreement.

“Restricted Payments” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in Borrower, Guarantor or any of their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase or repurchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower, Guarantor or any of their Subsidiaries.

“Ridgestone” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Ridgestone Loan Documents” shall mean, collectively (i) this Agreement, (ii) that certain  Loan Agreement by and between Ridgestone, Johnson Outdoors Marine Electronics LLC, and Techsonic Industries, Inc., dated as of the Closing Date, (iii) that certain  Loan Agreement by and between Ridgestone and Johnson Outdoors Watercraft Inc. dated as of the Closing Date and (iv) each of the other Loan Documents (as defined in each of the foregoing documents), together with all schedules, exhibits, instruments and other documents executed or delivered in connection therewith, each as the same may be amended, restated or supplemented from time to time.

“Secured Lender” shall mean (a) any Person with which the Borrower, the Guarantor or any of their Subsidiaries has any Indebtedness and who holds a Lien or Liens on any Collateral to secure such Indebtedness and such Indebtedness is greater than One Million Dollars ($1,000,000), or (b) any Person with which the Borrower, the Guarantor or any of their Subsidiaries has any Indebtedness and such Indebtedness is greater than Five Million Dollars ($5,000,000).

Loan Number 15612

“Security Agreements” shall mean the Security Agreements of even date herewith between the Borrower and Ridgestone and the Guarantor and Ridgestone, as the same are amended or otherwise modified from time to time.

“Senior Liens” shall mean the Liens that are set forth on Exhibit F attached hereto.

 “Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Capital Securities representing fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” shall mean any agreement governing any transaction now existing or hereafter entered into between the Borrower and Ridgestone or any of its Subsidiaries or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Tangible Net Worth” shall mean the Borrower’s and its Subsidiaries’ shareholders’ or members’ equity (including retained earnings), less the book value of all intangible assets as determined by Borrower on a consistent basis, less prepaid expenses, less amounts due from officers, employees and Affiliates and investments, less leasehold improvements, plus the amount of any LIFO reserve, plus the amount of any debt subordinated to Ridgestone, all as determined under GAAP applied on a basis consistent with the financial statements dated July 3, 2009, except as set forth herein.

“Term Loan” shall mean the non-revolving basis loan made to the Borrower by Ridgestone pursuant to Section 1.1 of this Agreement.

“Term Loan Termination Date” shall mean the earlier of October 1, 2029, and the date on which the Term Loan becomes due and payable pursuant to Section 6.1 of this Agreement.

“Term Note” shall mean the promissory note of even date herewith made by the Borrower to Ridgestone evidencing the Term Loan and all amendments thereto and all renewals, extensions or refinancings thereof.

“Total Debt” shall mean (i) all Indebtedness for borrowed money (including without limitation, Indebtedness evidenced by promissory notes, bonds, debentures and similar interest-bearing instruments), plus (ii) all purchase money Indebtedness, plus (iii) the principal portion of capital lease obligations, plus (iv) all reimbursement obligations and other obligations with respect to any letters of credit, all as determined for the Borrower and its Subsidiaries on a consolidated basis as of the date of determination, without duplication, and in accordance with GAAP applied on a consistent basis.

Loan Number 15612

“Total Debt to Book Net Worth” shall mean the relationship, expressed as a numerical ratio, between Total Debt and Book Net Worth.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances (as such term is defined in the PNC Loan Agreement) or out of the Guarantor’s own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

“USDA” shall mean the United States Department of Agriculture.

“USDA Guarantee” shall mean a Rural Development Unconditional Guarantee (Form RD 4279-14) executed by the Guarantor.

7.2 Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” as words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Expenses and Attorneys’ Fees.  The Borrower shall pay all  reasonable fees and expenses incurred by Ridgestone and any loan participants, including the reasonable fees of counsel (written invoices for which shall be delivered to the Borrower upon written request for the same), in connection with the preparation, issuance, maintenance and amendment of the Loan Documents and the consummation of the transactions contemplated by this Agreement, and the administration, protection and enforcement of Ridgestone’s rights under the Loan Documents, or with respect to the Collateral, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving the Borrower, the Guarantor or any of their Subsidiaries, both before and after judgment.  The Borrower further agrees to pay on demand all reasonable internal audit fees and accountants’ fees incurred by Ridgestone in connection with the maintenance and enforcement of the Loan Documents or any other collateral security.

8.2 Assignability; Successors.  The Borrower’s rights and liabilities under this Agreement are not assignable or delegable, in whole or in part, without the prior written consent of Ridgestone.  The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

8.3 Survival.  All agreements, representations and warranties made in this Agreement or in any document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the issuance of the Term Note and the delivery of any such document.

8.4 Governing Law.  To the extent permitted by the laws of the State of New York, this Agreement, the Term Note, the Collateral Documents and the other instruments, agreements and documents issued pursuant to this Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

Loan Number 15612

8.5 Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed original, but such counterparts shall together constitute but one and the same agreement.  The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

8.6 Entire Agreement; Schedules.  This Agreement, the Term Note, the Collateral Documents and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement.  This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.  Ridgestone agrees that for purposes of completing and delivering the Schedules to this Agreement any information disclosed by the Borrower in one Schedule shall be deemed to be a disclosure on other Schedule(s) provided that the Schedule in which the information is disclosed is specifically referenced in such other Schedule(s)..

8.7 Notices.  All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given:  (a) upon delivery if hand delivered; or (b) upon deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, airbill prepaid; or (c) upon transmission if by facsimile, provided that such transmission is promptly confirmed by hand delivery, mail or courier as provided above, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this Section 8.7 of a change of address:

If to the Borrower:

Johnson Outdoors Global
555 Main St.
Racine, WI 53403
Attention: Alisa Swire
Fax No.: (262) 631-6610

with a copy to:

Godfrey & Kahn, S.C.
780 N. Water Street
Milwaukee, WI 53202
Attention: Kristine Cherek
Fax No.: (414) 273-5198

If to Ridgestone:

Ridgestone Bank
13925 West North Avenue
Brookfield, WI 53005
Attention: Jessie L. Hagen
Fax No.: (262) 432-0549

with a copy to:

Hopp Neumann Humke LLP
2124 Kohler Memorial Drive, Suite 110
Sheboygan, WI 53081
Attention: Kristopher L. Gotzmer
Fax No.: (920) 457-8411

Loan Number 15612

8.8 Amendment.  No amendment of this Agreement shall be effective unless in writing and signed by the Borrower and Ridgestone.

8.9 Taxes.  If any transfer or documentary taxes, assessments or charges levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Agreement, the Term Note, the Collateral Documents or any other document or instrument issued or delivered pursuant to this Agreement, the Borrower shall pay all such taxes, assessments and charges, including interest and penalties, and hereby indemnifies Ridgestone against any liability therefor.

8.10 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

8.11 Indemnification.  Unless caused by the negligence or willful misconduct of Ridgestone or Ridgestone’s failure to comply with any of its obligations hereunder, the Borrower hereby agrees to indemnify, defend and hold Ridgestone harmless from and against all loss, liability, damage and expense, including costs associated with administrative and judicial proceedings and attorneys’ fees, suffered or incurred by Ridgestone arising out of or related to:  (i) any Borrower’s or any Subsidiary’s failure to comply with any Environmental Law, or any order of any regulatory or administrative authority with respect thereto; (ii) any release of petroleum products or hazardous materials or substances on, upon or into real property owned, operated or controlled by the Borrower or any Subsidiary; and (iii) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from any failure to comply or any release of petroleum products or hazardous materials or substances as described in clauses (i) and (ii) above.  All indemnities set forth in this Agreement shall survive the execution and delivery of this Agreement and the Term Note and the making and repayment of the Term Loan.

The Borrower hereby agrees to indemnify Ridgestone against all losses, liabilities, claims, damages and expenses including, but not limited to, reasonable attorneys’ fees and settlement costs resulting from or relating to: (a) any Borrower’s or any Subsidiary’s failure to comply with any of its obligations hereunder, its negligence or its intentional misconduct; (b) the Borrower’s use of any proceeds of the Term Loan.

Upon and after an Event of Default, the Borrower hereby grants and licenses to Ridgestone full and complete access, for itself, its employees and representatives (including without limitation independent engineering consultants retained by Ridgestone), to the Property, and to the books and records of the Borrower relating to the Facilities, in order to conduct an Environmental Assessment from time to time as Ridgestone may deem necessary in its commercially reasonable discretion for the purpose of confirming Borrower’s compliance with Environmental Laws.  The license granted by this paragraph is irrevocable.  The Borrower shall reimburse Ridgestone for all reasonable costs and expenses associated with any Environmental Assessment obtained by Ridgestone under this paragraph if the Borrower were obligated to obtain and provide to Ridgestone an Environmental Assessment pursuant to Section 5.10 of this Agreement and failed to do so or if any Event of Default shall have occurred.  The Borrower and Ridgestone agree that there is no adequate remedy at law for the damage that Ridgestone might sustain for failure of the Borrower to permit Ridgestone to exercise and enjoy the license granted by this paragraph and, accordingly, Ridgestone shall be entitled at its option to the remedy of specific performance to enforce such license.

Loan Number 15612

8.12 Participation.  Ridgestone may at any time and from time to time, grant to any bank or banks a participation in any part of the Term Loan.  All of the representations, warranties and covenants of the Borrower in this Agreement are also made to any participant with the same force and effect as if expressly so made.

8.13 Inconsistent Provisions.  The provisions of the Collateral Documents, the Term Note and this Agreement are not intended to supersede the provisions of each other or this Agreement, but shall be construed as supplemental to this Agreement and to each other.  In the event of any inconsistency between the provisions of the Collateral Documents and this Agreement, it is intended that the provisions of this Agreement shall control.  In the event of any inconsistency between the provisions of the Term Note and this Agreement, it is intended that the provisions of this the Term Note shall control.

8.14 WAIVER OF RIGHT TO JURY TRIAL.  RIDGESTONE AND THE BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TERM NOTE AND THE COLLATERAL DOCUMENTS OR WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY AND THE BORROWER HEREBY WAIVES ALL RIGHTS TO A JURY TRIAL.

8.15 TIME OF ESSENCE.  TIME IS OF THE ESSENCE FOR THE PERFORMANCE BY THE BORROWER OF THE OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE NOTE, THE COLLATERAL DOCUMENTS AND THE OTHER LOAN DOCUMENTS.

8.16 SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.  AS A MATERIAL INDUCEMENT TO RIDGESTONE TO ENTER INTO THIS AGREEMENT:

(a) THE BORROWER AGREES THAT, TO THE EXTENT PERMITTED BY THE LAWS OF THE STATE OF NEW YORK, ALL ACTIONS OR PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER COLLATERAL DOCUMENTS MAY BE BROUGHT ONLY IN COURTS OF THE STATE OF WISCONSIN LOCATED IN MILWAUKEE COUNTY OR THE FEDERAL COURT FOR THE EASTERN DISTRICT OF WISCONSIN AND THE BORROWER CONSENTS TO THE JURISDICTION OF SUCH COURTS. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN THE FORECLOSURE AND DISPOSITON OF THE PROPERTY.  THE BORROWER WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND ANY RIGHT IT MAY HAVE NOW OR HEREAFTER HAVE TO CLAIM THAT ANY SUCH ACTION OR PROCEEDING IS IN AN INCONVENIENT COURT; and

(b) The Borrower consents to the service of process in any such action or proceeding by certified mail sent to the address specified in Section 8.7; and

(c) Nothing contained herein shall affect the right of Ridgestone to serve process in any other manner permitted by law or to commence an action or proceeding in any other jurisdiction.

Loan Number 15612

8.17 USA Patriot Act.  Ridgestone hereby notifies the Borrower and each of its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each of its Subsidiaries, which information includes the name and address of the Borrower and each of its Subsidiaries and other information that will allow Ridgestone to identify the Borrower, each of its Subsidiaries in accordance with the Patriot Act and the Borrower agree to provide such information. Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any affiliated entity is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each affiliated entity to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

8.18 Joint and Several Obligations.  In the event the Borrower consists of more than one Person, then all liabilities, obligations and undertakings of the Borrower pursuant to this Agreement and each other Loan Document to which any Borrower is a party shall be the joint and several obligations of the Borrower.

 [Signature Page Follows]

Loan Number 15612

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JOHNSON OUTDOORS GEAR LLC,
a Delaware limited liability company

By: /s/ Donald P. Sesterhenn
Name: Donald P. Sesterhenn
Title: Treasurer and Secretary

RIDGESTONE BANK,
a Wisconsin banking corporation

By: /s/ Jessie L. Hagen
Name: Jessie L. Hagen
Title: Vice President

Loan Number 15612

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Amortization Schedule
Exhibit B	Form of Officer’s Certificate
Exhibit C	Form of Borrower’s Certification
Exhibit D	Permitted Liens
Exhibit E	Description of Property
Exhibit F	Senior Liens

Schedules
Schedule 3.2	Closing Date Balance Sheet
Schedule 3.4	Ownership Structure
Schedule 3.7	Litigation and Defaults
Schedule 3.9	Leases
Schedule 3.14	Compliance with Laws
Schedule 3.15	Environmental
Schedule 3.16	Tanks
Schedule 3.17	Other Environmental Conditions
Schedule 3.18	Environmental Judgments, Decrees and Orders
Schedule 3.19	Environmental Permits and Licenses
Schedule 4.6	Stock Option and Other Benefit Plans
Schedule 4.9	Guarantees
Schedule 4.18	Compensation
Schedule 7.1(a)	Description of Certain Collateral